UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

___________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2004

Waste Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25955	01-0780204
(State or other jurisdiction of incorporatoin)	(Commission File Number)	(I.R.S. Employer Identification No.)

1122 International Blvd., Suite 601 Burlington, Ontario	L7L 6Z8
(Address of principal executive offices)	(Zip Code)

Registrants' telephone number, including area code: (905) 319-1237

Section 2 Financial Information

Item 2.03 Creation of a Direct Financial Obligation

On April 30, 2004, Waste Services, Inc. entered into new senior secured credit facilities with a syndicate of lenders. The credit facilities consist of a five-year revolving credit facility in the amount of $60.0 million, a portion of which is available to its Canadian subsidiaries, and a seven-year term loan facility in the amount of $100.0 million. The credit facilities bear interest based upon a spread over base rate or Eurodollar loans, as defined, at the company's option. The credit facilities are secured by substantially all of Waste Services' assets and the assets of its U.S. restricted subsidiaries as well as the shares of capital stock of the U.S. restricted subsidiaries held by Waste Services and 65% of the common shares of the company's first tier non-U.S. subsidiaries. The portion of the revolving credit facility available to the company's Canadian subsidiaries are secured by substantially all of the assets of the company's Canadian subsidiaries.

The credit facilities contain certain financial and other covenants that restrict the company's ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares, and make certain acquisitions. The financial covenants include (i) minimum consolidated interest coverage: (ii) maximum total leverage and (iii) maximum senior secured leverage.

On August 16, 2004, the company announced that it had failed to comply with the consolidated leverage ratio covenant and the consolidated interest coverage ratio covenant set forth in the credit facilities for the fiscal quarter ended June 30, 2004.

On August 25, 2004, the company entered into an amendment and waiver agreement with the administrative agent for the lenders waiving compliance with these financial covenants until October 5, 2004 and, for so long as the waiver is in effect, limiting extensions of credit under the revolving credit facilities to the amounts outstanding on August 25, 2004 plus, in the case of the U.S. revolving facility, $7.5 million, and in the case of the Canadian revolving facility, $2.5 million.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

  Exhibits

10.1First Amendment and Waiver to Amended and Restated Credit Agreement dated as of August 25, 2004 among the Company, Waste Services (CA) Inc. and Lehman Commercial Paper Inc., as administrative agent for the lenders.

99.1 Press release issued August 25, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WASTE SERVICES, INC.

By: /s/Ivan R. Cairns
Ivan R. Cairns
Executive Vice President,
General Counsel & Secretary

Date: August 26, 2004